EV Energy Partners Closes Acquisitions

HOUSTON, Dec. 18, 2006 – EV Energy Partners, L.P. (Nasdaq: EVEP) today announced it has closed its previously announced acquisitions of oil and gas properties in North Louisiana, East Texas, Western Oklahoma and West Texas. The purchase price, after initial closing adjustments, was $27.8 million.

The properties acquired consist of 269 wells and have estimated proved reserves as of Oct. 1, 2006, of approximately 14.5 BCFE, of which 62 percent is natural gas. Net daily production is approximately 3.1 MMCFE.

EVEP financed the acquisitions with borrowings under its existing credit facility.

In conjunction with the closing of the acquisitions, EVEP has entered into initial hedges through 2009, as follows:

	Daily		Collar	
Year	Volume	Swap	Floor	Ceiling
2007	Oil -125 bbls	$ 66 30		
2008	Oil -125 bbls		$ 62.00	$ 73.95
2009	Oil -125 bbls		$ 62.00	$ 73.90
2008	Gas - 1,000 MMBTU		$ 7.50	$ 9.85
2009	Gas - 1,000 MMBTU		$ 7 50	$ 8 80

EV Energy Partners, L.P., is a master limited partnership engaged in acquiring, producing and developing oil and gas properties.

This press release may include "forward-looking statements" as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, availability of sufficient cash flow to pay distributions and execute our business plan, prices and demand for natural gas and oil, our ability to replace reserves and efficiently develop our current reserves and other important factors that could cause actual results to differ materially from those projected as described in the Company's reports filed with the Securities and Exchange Commission.